UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 14, 2005

ECC CAPITAL CORPORATION

(Exact Name of Registrant as Specified in Charter)

Maryland	001-32430	84-1642470
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1833 Alton Parkway, Irvine, California	92606
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 856-8300

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

The registrant appointed Larry E. Moretti, who is 47 years of age, as its chief administrative officer and executive vice president, effective March 14, 2005. Before joining the registrant, Mr. Moretti was Chief Information Officer and Senior Vice President of New Century Mortgage Corporation from May 1999 to February 2005. Mr. Moretti also served as New Century Mortgage Corporation’s Chief Administrative Officer from January 2001 to June 2002.

Mr. Moretti will initially receive base salary compensation of $250,000 per year and will be eligible for an annual bonus of up to 200% of his base salary. In addition, Mr. Moretti will be eligible to receive a one-time bonus of $175,000, subject to approval by the registrant’s Compensation Committee. In the event that Mr. Moretti terminates his employment within ninety days of his first date of employment, Mr. Moretti must return the one-time bonus.

Subject to approval by the registrant’s Compensation Committee, Mr. Moretti will be granted an option to purchase 200,000 shares of the registrant’s common stock at fair market value on the date of grant, vesting over five years and subject to the terms of the registrant’s 2004 Incentive Award Plan (the “Plan”). Subject to approval by the registrant’s Compensation Committee, Mr. Moretti will be granted 100,000 shares of the Company’s restricted stock, vesting over three years and subject to the terms of the Plan. In addition, Mr. Moretti will be eligible to participate in the registrant’s bonus, health, insurance and other employee plans and benefits.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECC CAPITAL CORPORATION

March 18, 2005	By:	/s/ Roque A. Santi
Roque A. Santi EVP and Chief Financial Officer